Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is dated as of January 17, 2005 between Penn Engineering & Manufacturing Corp. (together with its successors or assigns as permitted under this Agreement, the “Company”) and                                  (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that a change in control of the Company will give rise to uncertainty and questions among management and could result in the departure of key management personnel prior to a change of control that would be to the detriment of the Company and its stockholders;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the retention of certain members of the Company’s management, including the Employee, in their assigned positions without distraction in the face of potentially disturbing circumstances arising from a change in control of the Company; and

WHEREAS, in order to induce the Employee to remain in the employ of the Company and in consideration of the Employee’s undertakings set forth herein, the Company agrees that Employee shall receive the change of control benefits set forth in this Agreement under the circumstances described in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Employee, intending to be legally bound hereby, agree as follows:

1. Definitions.

(a) “Base Salary” shall mean the Employee’s annual base salary payable by the Company as in effect on the date of a Change of Control.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean any of the following grounds for termination of the Employee’s employment:

(i) The Employee is convicted of a crime involving moral turpitude;

(ii) The Employee willfully refuses or fails to perform his material duties for the Company, other than a failure resulting from the Employee’s incapacity due to physical or mental illness, which refusal or failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to the Employee specifying the manner in which the Employee has refused or failed substantially to perform; or

(iii) The Employee engages in gross misconduct in the performance of his duties that is materially injurious to the Company, whether monetarily or otherwise.

For purposes of clauses (ii) and (iii) of this definition, (x) no act or failure to act on the Employee’s part shall constitute grounds for termination for Cause unless done, or omitted to be done, by the Employee not in good faith and without the Employee’s reasonable belief that his act, or failure to act, was in the best interests of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(d) “Change of Control” shall mean the first to occur of one of the following:

(i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), other than the Company or any trustee or other fiduciary holding securities of the Company, any person acquiring securities from the Company solely pursuant to a written agreement with the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company, is or becomes the “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 80% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) during any period of two consecutive years commencing the day after the date of this Agreement, individuals who at the beginning of such period constitute the Board and any new director, other than a director whose nomination by the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation where no person within the meaning of subsection (i) above becomes the “beneficial owner” (as defined above) of 55% or more of the resulting voting power and where the voting securities of the Company outstanding immediately prior thereto continue to represent, either by remaining outstanding or by being converted into voting securities of the surviving or controlling entity, more than 55% of the combined voting power of the voting securities of the Company or such surviving or controlling entity outstanding immediately after such merger or consolidation; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2. Compensation Payable in the Event of a Change of Control.

(a) In the event of a Change of Control, the Employee shall be entitled to receive the following payments and benefits from the Company on the date on which the Change of Control is consummated, provided that the Employee has executed and not revoked a general release substantially in the form attached to this Agreement as Exhibit A:

The Employee shall receive a lump-sum payment equal to [                    ] plus:

(i) Reimbursement for out-of-pocket business expenses properly incurred and documented but not yet reimbursed by the Company; and

(ii) Any other amounts earned, accrued or owing but not yet paid and any other benefits in accordance with the terms of any applicable plans and programs of the Company; provided, however, that the benefits provided under this Section 2 shall be in lieu of and shall replace any severance benefits due or that may be provided based on termination of the Employee’s employment upon a Change of Control or thereafter under any severance plan, policy or other agreement of the Company. Employee also waives any right to receive any amounts under the Company’s 2005 Management Incentive Plan in the event that Employee terminates his employment with the Company for any reason, including retirement, prior to December 1, 2005.

(b) All stock options with respect to stock of the Company that are then held by the Employee shall become fully vested and exercisable as of the date of the Change of Control.

(c) Notwithstanding the foregoing, if the Employee’s employment terminates on account of disability within 180 days prior to the occurrence of a Change of Control, any benefits payable pursuant to this Section 2 shall be reduced by any disability benefits received by the Employee under any long-term disability plan maintained by the Company.

3. Termination for Cause or Death; No Resignation. The Employee shall not be entitled to the benefits provided in Sections 2 or 14 if the Employee’s employment terminates for Cause, or due to the death, or resignation of the Employee prior to the occurrence of a Change of Control.

4. Confidential Information. The Employee recognizes and acknowledges that, by reason of the Employee’s employment by and service to the Company during and, if applicable, after the Change of Control, the Employee will continue to have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade “know-how,” customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). The Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and the Employee covenants that the Employee will not, unless expressly authorized in writing by the Board, at any time during the course of the Employee’s employment, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of the Employee’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. The Employee also covenants that at any time after the termination of such employment, the Employee will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of the Employee or except when required to do so by law or legal process, in which case the Employee will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information including, without limitation, in any computer or other electronic format that comes into the Employee’s possession during the course of the Employee’s employment shall remain the property of the Company. Except as required in the performance of the Employee’s duties for the Company, or unless expressly authorized in writing by the Board, the Employee shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of the Employee’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of the Employee’s employment, the Employee agrees to return to the Company immediately all written Confidential Information in the Employee’s possession. For the purposes of this Section 4, the term “Company” shall be deemed to include the Company, its subsidiaries and their successors.

5. Non-Competition; Non-Solicitation.

(a) During the Employee’s employment by the Company and for a period equal to the longer of (i) twelve months after the occurrence of a Change of Control or (ii) twelve months after the termination of the Employee’s employment, the Employee will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit the Employee’s name to be used in connection with, any business or enterprise that is engaged in any business that is competitive with any business or enterprise in which the Company is engaged during the Employee’s employment or, with respect to the application of this covenant after the termination of the Employee’s employment, at the date of the

Employee’s termination of employment. Based upon the Company’s current and anticipated programs, competition with the Company shall be understood to be managing, advising on or engaging in the research, discovery, development, manufacture, application or delivery of any product currently manufactured or distributed by the Company or whose development for manufacture or distribution has been commenced by the Company.

(b) The foregoing restrictions shall not be construed to prohibit the ownership by the Employee of less than 5% of any class of securities of any corporation that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither the Employee nor any group of persons including the Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising the Employee’s rights as a shareholder, or seeks to do any of the foregoing.

(c) The Employee further covenants and agrees that during the Employee’s employment by the Company and for a period of twelve months after the later to occur of the occurrence of a Change of Control or the termination of the Employee’s employment, the Employee will not, except with the prior written consent of the Board, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of the Employee’s employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of the Employee shall not apply to any person after twelve months have elapsed after the date on which a Change of Control has occurred.

(d) For the purposes of this Section 5, the term “Company” shall be deemed to include the Company, its subsidiaries and their successors.

6. Equitable Relief.

(a) The Employee acknowledges and agrees that the restrictions contained in Sections 4 and 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Employee breach any of the provisions of those Sections 4 or 5. The Employee represents and acknowledges that (i) the Employee has been advised by the Company to consult the Employee’s own legal counsel in respect of this Agreement, and (ii) the Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Employee’s counsel.

(b) The Employee further acknowledges and agrees that a breach of any of the restrictions in Sections 4 and 5 cannot be adequately compensated by monetary damages. The Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 4 or 5, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 4 or 5 should ever be adjudicated to exceed the time, geographic, service or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) The Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 4 or 5, including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in a United States District Court in Philadelphia, Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia or Bucks County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that the Employee may have to the laying of venue of any such suit, action or proceeding in any such court. The Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers in a manner permitted by the provisions of Section 15.

(d) For the purposes of this Section 6 the term “Company” shall be deemed to include the Company, its subsidiaries and their successors.

7. Indemnification. The Company shall indemnify the Employee with respect to his actions in the performance of his duties to the Company to the fullest extent permitted by the Company’s bylaws as in effect from time to time.

8. No Mitigation, No Offset. In the event of any termination of the Employee’s employment after a Change of Control, the Employee shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that the Employee may obtain.

9. Representation. The Company and the Employee respectively represent and warrant to each other that each is fully authorized and empowered to enter into this Agreement and that its or his entering into this Agreement and the performance of its or his respective obligations under this Agreement will not violate any agreement between the Company or the Employee and any other person, firm or organization or any law or governmental regulation.

10. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

11. Amendment or Waiver. This Agreement cannot be changed, modified or amended without the consent in writing of both the Employee and the Company. No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Employee or an authorized officer of the Company, as the case may be.

12. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

14. Legal Fees. It is the intent of the parties that the Employee not be required to incur any expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action. Accordingly, the Company agrees to pay as incurred, to the full extent permitted by law, all expenses, including all reasonable attorneys’ fees and legal expenses, that the Employee may reasonably incur as a result of any contest, regardless of the outcome thereof, by the Company, the Employee or others concerning the validity or enforceability of, or liability under, any provision of this Agreement, regardless of whether such contest is between the Company and the Employee or between either of them and a third party.

15. Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to such party concerned at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Company:

Penn Engineering & Manufacturing Corp.

5190 Old Easton Road

Danboro, PA 18916

Attention: Chief Executive Officer

If to the Employee:

[Insert Employee’s name

and home address]

16. Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all such federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.

17. Headings. The headings of the Sections contained in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

18. Counterparts. This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above.

Penn Engineering & Manufacturing Corp.

By:
Kenneth A Swanstrom, Chairman and Chief Executive Officer

Employee

Signature

Date

Exhibit A

RELEASE AGREEMENT

This Release Agreement (this “Release”) is entered into as of this     day of             , 2005 by and between [Name of Employee] (hereinafter “you”), and Penn Engineering & Manufacturing Corp. and its successors and assigns (hereinafter, the “Company”).

1.	The Company agrees to provide you the special payment provided for in your letter agreement with the Company, dated as of [Insert Date, 2005] (the “Agreement”), after you execute this Release and this Release becomes effective pursuant to its terms and provided that you do not revoke it as may be permitted in this Release.

2.	In consideration of the benefits described in Section 1, you, on behalf of yourself, and your heirs, executors, successors, and assigns, hereby fully and forever release the Company and its direct or indirect subsidiaries, and their respective stockholders, partners, directors, officers, affiliates, employees, independent contractors, trustees, administrators, consultants, attorneys, agents, representatives and fiduciaries, predecessor and successor entities and assigns from any claim, charge, complaint, cause of action or demand (each, a “Claim) relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that you may possess relating to or arising from any omissions, acts or facts that have occurred up until and including the effective date of this Release including, without limitation:

(a) any and all Claims relating to or arising from your employment relationship with the Company and, if applicable, termination of that relationship, whether in connection with the Merger (as defined in the Agreement) or thereafter;

(b) any and all Claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(c) any and all Claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964;

(d) any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(e) any and all Claims for attorneys’ fees and costs.

The release set forth in this Section 2 specifically excludes Claims that (a) involve rights to benefits in which you are vested as of the date of your termination of employment under any pension plans of the Company, or (b) involve obligations owed to you by the Company under the Agreement, subject to the effectiveness of this Release.

3.	[This paragraph will be included only if you are 40 years of age or older] As provided under the Age Discrimination in Employment Act of 1967, as amended, you have 21 days after receipt of this Release to review and consider it, discuss it with an attorney of your choosing, and decide whether to execute it. For a period of seven days after you sign this Release, you may revoke the release contained herein and the release contained herein will not become effective until seven days after this Release is executed by you (and only then if not revoked by you). In order to revoke the release contained herein, you must deliver to the Chief Executive Officer of the Company by no later than seven days after this Release is executed by you, a letter stating that you are revoking it. If you revoke the release contained herein, the Company’s obligations to you hereunder to make the payment described in Section 1 shall become null and void. You specifically agree and acknowledge that the Release was granted in exchange for the receipt of consideration that exceeds the amount to which you would otherwise be entitled to receive upon termination of your employment or otherwise.

4.	If any provision of this Release is held invalid, the invalidity of such provision shall not affect any other provisions of this Release. This Release is governed by, and construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. You consent to venue and personal jurisdiction in the Commonwealth of Pennsylvania for disputes arising under this Release. This Release represents the entire understanding between you and the Company with respect to subject matter herein, and no other inducements or representations have been made or relied upon by the you and the Company. This Release shall be binding upon and inure to the benefit of you, your heirs and legal representatives, and the Company and its successors as provided in this Section 4. Any modification of this Release must be made in writing and be signed by you and the Company.

ACCEPTED AND AGREED TO:

[Name of Employee]
Dated:

Penn Engineering & Manufacturing Corp.

By:
Name:
Title:
Dated: